PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into as of May 28, 2009, among Exx.com LLC, a New Jersey limited liability company (the "Company"), James Dovico and Douglas Carter (together, the “Seller”), and StarInvest Group, Inc., a Nevada corporation (the “Buyer”).

WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all the membership interests (the “Interests”) of the Company, representing 100% of the equity capital of the Company on a fully-diluted basis;

WHEREAS, in consideration for the Interests, the Buyer desires to issue to the Seller an aggregate of 82,00,000 shares of common stock of the Buyer (the “STIV Shares”) upon the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Purchase and Sale; Purchase Price; Closing
(a)           Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing (hereafter defined), Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, the Interests and any and all rights in the Interests to which Seller is entitled, and by doing so Seller shall be deemed to have assigned all of Seller’s right, title and interest in and to the Interests to Buyer.  Such sale of the Interests shall be evidenced by stock certificates, duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to Buyer.

(b)           STIV Shares.  The purchase price for the purchase of the Interests shall be the issuance of the STIV Shares, which shall be allocated 41,000,000 shares of common stock of the Company to James Dovico and 41,000,000 shares to Douglas Carter.

(c)           Closing.

(i)           The consummation of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of the Buyer, within five (5) business days after the date on which the conditions set forth in this Agreement shall be satisfied or duly waived, or such other place and date as the Buyer and the Seller may agree in writing (such date and time of the Closing is referred to herein as the "Closing Date").

(ii)           The Buyer’s obligation to purchase the Interests and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer in whole or in part): (a) all of the Company’s and Seller's representations and warranties in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the time of the Closing as if then made; and (b) Seller and the Company shall have complied with all terms of this Agreement.

(iii)           At the Closing:                                           (a) Buyer shall deliver the STIV Shares to Seller, and (b) Seller shall deliver or cause to be delivered to Buyer (i) the certificates evidencing the Interests owned by them, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer; (ii) resolutions of the managers and/or Board of Directors and members of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein; (iii) any Required Consents and (iv) any other documents requested by Buyer to consummate the transactions contemplated by this Agreement.

2.  Representations of Seller.

Each Seller, jointly and severally, and the Company hereby represents and warrants to Buyer the following:

(a)           Organization.  The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Jersey. The Company has all corporate power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.  The Company does not own, directly or indirectly, nor has entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body (“Person”) or is a member of or participant in any Person or have any subsidiaries.

(b)           Authority.  Each of Seller and the Company has the absolute and unrestricted right, power, legal capacity and authority to enter into and perform his obligations under this Agreement, to carry out his and its obligations hereunder and to consummate the transactions contemplated hereby. Assuming the due authorization, execution and delivery by Buyer, this Agreement, when executed and delivered by Buyer, will be a valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Seller or the Company is a party or by which he or it is bound, or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Company or Seller or its or his respective assets or properties.

(c)           Capitalization.  The Company’s authorized capital stock consists of 100% membership interests, of which 100% are issued and outstanding. Seller is the sole record and beneficial owner of the Interests and has good and marketable title to the Interests, free and clear of any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (collectively, “Encumbrances”). Upon the Closing, Buyer shall be the lawful record and beneficial owner of the Interests, free and clear of all Encumbrances, other than any Encumbrances expressly created by applicable federal and state securities laws.

(d)           Valid Issuance.  All of the Interests are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, agreements or other rights of any type or other securities, including without limitation, any agreements or securities (1) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any equity interests of the Company, (2) restricting the transfer of any interests of the Company, or (3) relating to the voting rights and powers in the Company.  There are no issued or outstanding indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of the Company may vote.

(e)           Consents.  No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (“Governmental Body”) or (b) any Person is required in connection with the execution, delivery and performance of the transactions contemplated by this Agreement by the Seller or the Company, other than the approvals set forth on Schedule 2(e) which have already been obtained or will have been obtained prior to the Closing (collectively, the "Required Consents").

(f)           Liabilities.  Except (i) as set forth on the Financial Statements (as defined below), (ii) as set forth on Schedule 2(f) and (iii) under all contracts, agreements, commitments, notes, bonds, deeds of trust, indentures, leases, mortgages, arrangements, instruments, documents of any nature or description that the Company is party to or obligated by (collectively, the “Contracts”), neither Seller nor the Company has any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) in connection with the Company or its business.

(g)           Litigation.  Except as set forth on Schedule 2(g), there is no action, suit, hearing, inquiry, review, proceeding or investigation by or before any court, arbitration or Governmental Body pending, or threatened against or involving the Company or Seller or with respect to the activities of any employee or agent of the Company.  Neither the Company nor the Seller have received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

(h)           Tax Matters.

(i)           Except as set forth on Schedule 2(h), the Seller and the Company have filed or caused to be filed on a timely basis all federal, state, local or foreign return, report, information return or other document (including any related or supporting information) (“Tax Returns”) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes (as defined below) or the administration of any laws, regulations or administrative requirements relating to any Taxes that are or were required to be filed by them, pursuant to all federal, state, local, regional, municipal or foreign laws, statutes, rules, regulations, ordinances, codes, decrees, judgments, orders or other legal requirements (collectively, “Laws”) or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Company and any other information required to be shown thereon.  An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted.  The Company has delivered to the Buyer true, complete and correct copies of all Tax Returns filed by them for the last three years.  Schedule 2(h) lists all state, local and foreign jurisdictions in which the Company has previously filed or currently files Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Company has been or are required to file Tax Returns.  There is no audit, action, suit, claim, proceeding or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Company or either of the Sellers in respect of any Tax.  There are no Encumbrances for Taxes upon the Company or its assets. "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Body and shall include any transferee liability in respect of Taxes.

(ii)           With respect to all Taxes imposed on the Company and the Sellers or for which they are or could be reasonably liable under Law for all taxable periods or portions of periods since inception of the Company through the Closing, (y) all applicable tax Laws have been complied with and (z) all such amounts required to be paid by the Company or the Seller to Governmental Bodies or others on or before the Closing Date have been paid in full.

(iii)           As of the Closing Date, neither the Company nor the Seller have requested, executed or filed with the Internal Revenue Service or any other Governmental Body any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company or the Seller could be liable and which still is in effect.

(iv) There exists no tax assessment, proposed or otherwise, against the Company or the Seller nor any Encumbrance for Taxes against any assets or property of the Company or the Seller.

(v)           All Taxes that the Company or the Seller are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(vi)           Neither the Company nor the Seller is a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

(vii)                      There is no claim, audit, action, suit, proceeding, or investigation with respect to Taxes due or claimed to be due from the Company or the Seller or of any Tax Return filed or required to be filed by the Company or the Seller pending or threatened against or with respect to the Company or the Seller.

(i)           No Brokers or Finders.  Neither the Company nor the Seller has not, nor have any of its affiliates or employees on their behalf, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with this Agreement and the Closing, and no Person has or will have any right, interest or valid claim against or upon the Company or its affiliates for any such fee or commission., other than  Strasbourger Pearson Tulcin Wolff Inc. (“SPTW”). SPTW shall be compensated pursuant to a separate agreement between SPTW and the Company in connection with the transactions contemplated by this Agreement, and Company and Seller agree and acknowledge that they shall be solely responsible for any fees due to SPTW.

(j)           Financial Statements.                                                      The financial statements of the Company as of and for the years ended 2007 and 2008 (collectively, the " Financial Statements"), were compiled on the cash basis of accounting, upon which basis the Company files its federal income tax return; in accordance with Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Since December 31, 2008, there has been no material adverse change in the business, operations or financial condition of the Company or any event, condition or contingency that could reasonably be expected to result in such a material adverse effect with respect to the Company or its business.

(k)           Compliance with Law.  The operations of the Company have been conducted in all respects in accordance with all applicable Laws.  Neither the Company nor the Seller has received any notification of any asserted present or past failure to comply with any such Laws, and the Company is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any such Laws. All licenses, franchises, grants, easements, exceptions, certificates, consents, permits, approvals, orders and other authorizations of any Governmental Body relating to the Company and its business, all of which have been identified on Schedule 2(k) (the “Licenses”) constitute all licenses, permits, orders, certificates, authorizations or other approvals of Governmental Bodies required for the conduct of its business under applicable Laws. The Company is not in violation of any such License. All such Licenses are in full force and effect and no suspension or cancellation thereof has been threatened.

(l)           Title to Property; Sufficiency; Encumbrances.Except as disclosed on Schedule 2(l), the Company leases or owns all the properties and assets used by it in the conduct of its business, and with respect to contract rights, is a party to and enjoys the right to the benefits of all Contracts used in or relating to the conduct of its business.  The Company has good and marketable title to, or, in the case of leased assets, valid and subsisting leasehold interests in, all of its assets and properties, free and clear of all Encumbrances.

(m)           Intellectual Property.                                                                  For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Registered Intellectual Property” means all: (i) registered patents and applications for patent registration (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Company Intellectual Property” shall mean any Intellectual Property or Registered Intellectual Property that is owned by, or licensed to the Company.

(i)           No Company Intellectual Property or product or service of the Company is subject to any administrative, regulatory, judicial or other proceeding by or before any Governmental Body or arbitrator or claim, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

(ii)                 Schedule 2(m) is a complete and accurate list of all the Company Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of the Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration have been filed, including the respective registration or application numbers. Each item of the Company Intellectual Property is valid and subsisting, and to the extent registration of Company Intellectual Property has been sought, all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.

(iii)           The Company owns and has good and exclusive title to each item of the Company Intellectual Property free and clear of any Encumbrances except for Company Intellectual Property for which the Company has a license for which each such license is sufficient for the conduct of its business as currently conducted.

(iv)           Schedule 2(m) lists all Contracts to which the Company is a party (i) with respect to the Company Intellectual Property licensed or transferred to any Person or (ii) pursuant to which a Person has licensed or transferred any Intellectual Property to Company. All Contracts listed relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such Contracts. The Company is in compliance with, and has not breached any term of such Contracts and all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts.  Following the Closing, the Company will be permitted to exercise all the rights under such Contracts to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments.

(v)           The Company possesses all the Intellectual Property rights necessary to effectuate its business and operations, as currently conducted.  The Company has not infringed or misappropriated any Intellectual Property of any third Person or engaged in unfair competition or any unlawful trade practice. The Company has not received notice from any third party that the operation of its business, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. No Person has infringed or misappropriated or is infringing or misappropriating any of the Company Intellectual Property.

(vi)           The Company has taken reasonable steps to protect the rights of the Company in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company.

(n)           Contracts.

(i)           Schedule 2(n) contains a true, complete and accurate list of each contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral (collectively,  the “Contracts”) to which the Company is a party or by which any of its assets are bound. The Company has no obligations under, and is not a party to any other Contract with independent agents, sales representatives or other Persons which are not listed on such schedule nor does the Company derive any revenue from any Contract which is not listed. There is no Contract as to which the Company or the Seller has been advised that the Contract will be terminated or that by its terms is subject to renegotiation. The Company is not obligated under any loan agreement, promissory note or other evidence of indebtedness as a signatory, guarantor or otherwise and has not otherwise guaranteed the performance by any Person of the obligations of such Person under any agreement.

(ii)           Except as set forth on Schedule 2(e), no consent of any party to any Contract is required in connection with the execution, delivery and performance of this Agreement.

(iii)           The Company is not in default under any Contract, nor has any event occurred, which through the passage of time or the giving of notice, or both, would constitute a default by the Company, would cause the acceleration of any of the Company’s obligations thereunder, would result in the creation of any Encumbrance or restriction on any of its assets or business.  No third party is in default under any lease or contract to which the Company is a party, nor has any event occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder.

(iv)           Neither the Seller nor the Company is a party to or bound by any Contract which (i) limits the Company or the Seller from competing in any line of business or with any Person or in any geographic area or during any time period or (ii) grants any Person any preferential right to purchase from the Company any properties or assets of the Company or of any capital stock, or securities convertible into, any capital stock of the Company.

(o)           Ordinary Course. Since December 31, 2008, the business has been conducted only in the ordinary and usual course of business consistent with past practice.  Without limiting the generality of the foregoing, the Company has not since December 31, 2008:  (i) suffered any adverse change in its financial condition, the business or operations or (ii) sold, transferred, or otherwise disposed of any material portion of its properties or assets.

(p)           Employee Matters.  The Company is not (a) a party to any union, collective bargaining or similar agreement; (b) providing or obligated to provide any profit sharing, deferred compensation, bonus, savings, stock option, stock purchase, pension, consulting, retirement, welfare or other incentive plan or agreement; (c) except as disclosed on Schedule 2(p), providing or obligated to provide “fringe benefits” or any employee perquisites to employees, including, without limitation, vacation, sick leave, medical, hospitalization, insurance and related benefits; or (d) a party to any employment or consulting agreement not terminable upon notice without penalty.  No present or former employee of the Company has any claim on account of or for bonuses, vacation, time off earned or otherwise. On or before the Closing Date all accrued wages, salary, bonus, commissions, vacation and sick pay and Taxes relating thereto shall be paid by the Company to the officers, directors, and employees of Company.

(q)           Records.   Prior to the Closing, the Company will have delivered to Buyer all documents and records relating to the Company and its operations (including without limitation, all employment and personnel records, technical design and know-how, sales data, customer lists, and all other information relating to customers, representatives, distributors and suppliers and other information including advertising materials) and copies of all accounting books, records, ledgers and electronic data processing materials. Such information reflects the true books and records of the business of the Company and truly and accurately reflect the underlying facts and transactions. The documents and records and the Intellectual Property contain all the documentation required to operate the business after the Closing Date as presently operated and no other records or documents exist which are necessary to operate the business.

(r)           Accuracy. All representations, warranties and certifications contained in this Agreement, including any schedules delivered herewith, and all the other documents delivered in connection with this Agreement delivered directly or indirectly by the Seller or the Company are true, correct and complete, do not contain any statement which is false or misleading with respect to a material fact and do not omit to state a material fact necessary in order to make the statements herein and therein not false or misleading.

3.           Sellers’ Representations.

Each Seller hereby represents and warrants to Buyer the following:

(a)           Investment Purpose. Seller is acquiring the STIV Shares for his own account, for investment purposes only and not with a view to the resale or distribution of any part thereof.  Each Seller understands that the STIV Shares are restricted securities and can not be offered for sale, sold, transferred or otherwise disposed of without an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or an applicable exemption therefrom.

(b)           Accredited Investor.  Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c)           Exemption from Registration.  Seller understands that the STIV Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws.

(d)           Economic Considerations.  Seller is not relying on the Company, or its affiliates or agents with respect to economic considerations involved in this transaction.  The Seller has relied solely on its own advisors.

(e)           No Reliance.  The Seller is not relying upon any other information, representation or warranty by the Company or any officer, director, stockholder, agent or representative of the Company in determining to invest in the STIV Shares. The Seller has consulted, to the extent deemed appropriate by the undersigned, with the Seller’s own advisers as to the financial, tax, legal and related matters concerning an exchange of the Interests for the STIV Shares and on that basis believes that his investment in the STIV Shares is suitable and appropriate.

(f)           Restrictive Legends.  Each certificate representing the STIV Shares shall be endorsed with the following legend, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO ANY VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

The Seller consents to the Company making a notation on its records or giving instructions to any transfer agent of the Company in order to implement the restrictions on transfer of the STIV Shares.

(g)           Potential Loss of Investment.  The Seller understands that an investment in the STIV Shares is a speculative investment which involves a high degree of risk and the potential loss of his entire investment.

(h)           Investment Commitment.  The Seller's overall commitment to investments which are not readily marketable is not disproportionate to the undersigned's net worth, and an investment in the STIV Shares will not cause such overall commitment to become excessive.

(i)           Receipt of Information.  The Seller has had an opportunity to receive and review all documents filed by the Company with the Securities and Exchange Commission (the “SEC”), including without limitation, the Risk Factors contained in the Company’s Annual Report on Form 10-K filed by the Company on March 9, 2009

(j)           Further Dilution.  The Seller understands that there is a substantial risk of further dilution on his investment in the Company.

4.           Buyer Representations.

Buyer hereby represents and warrants to each Seller the following:

(a)           Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Buyer has all corporate power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

(b)           Authority.  Buyer has the absolute and unrestricted right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer.  No filing with, authorization from or consent or approval of any governmental body, agency, official or authority or any other third party is necessary or required to be made or obtained to enable Buyer to enter into, and to perform its obligations under, this Agreement.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which either Buyer is a party or by which he is bound, or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Buyer or its assets or properties.

(c)           Valid Issuance.  The STIV Shares are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights.

(d)           Investment Purpose. Buyer is acquiring the Interests for its own account, for investment purposes only and not with a view to the resale or distribution of any part thereof.  Buyer understands that the Interests are restricted securities and can not be offered for sale, sold, transferred or otherwise disposed of without an effective registration statement pursuant to the Securities Act, or an applicable exemption therefrom.

5.          Indemnification.

(a)                          Each Seller shall indemnify and hold harmless Buyer and its officers, directors, employees, trustees, agents, beneficiaries, affiliates, representatives and their successors and assigns from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (“Losses”) resulting directly or indirectly from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller and the Company.

(b)                          Buyer shall indemnify and hold harmless each Seller and his respective employees, trustees, agents, beneficiaries, affiliates, representatives and their successors and assigns from and against any and all Losses resulting directly or indirectly from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Buyer.

6.            Access Prior to the Closing.  Between the date of this Agreement and the Closing, the Seller and the Company shall (i) give the Buyer and its representatives and agents full and complete access to all properties, personnel, facilities and offices of the Company and to all the Records of the Company (and permit the Buyer to make copies thereof), (ii) permit the Buyer and its representative and agents to make inspections thereof, and (iii) cause the officers and employees of, and consultants to, the Company to furnish the Buyer with all financial information and operating data and other information with respect to the business and properties of the Company and to discuss with the Buyer and its representatives the affairs of the Company.

7. Publicity.  Neither the Seller nor the Company shall, and none of them shall permit any other Person to, issue any press release or make any other statement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the Buyer.

8. Conduct of Business.  Except as expressly consented to in writing by the Buyer, between the date of this Agreement and until the earlier of the termination of this Agreement in accordance with the terms hereof or the Closing, the Company shall conduct its business diligently, in good faith and only in the ordinary course of business consistent with past practice and use all its reasonable efforts to preserve intact its present business organization and employees and to preserve the goodwill of Persons having business relations with it. Without limiting the generality of the foregoing, the Company and the Seller shall not, directly or indirectly:

(a)	amend its Certificate of Incorporation or Bylaws;

(b)	acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

(c)	incur or guarantee any debt or liabilities of any kind or make any loans of any kind;

(d)
(i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (ii) spin-off any assets or businesses, sell any assets or businesses or effect any extraordinary corporate transaction, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

(e)
issue or sell, transfer, pledge or otherwise dispose of, or agree to issue, sell, pledge or otherwise dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class, or any debt or equity securities convertible into or exchangeable for such capital stock;

(f)	redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock;

(g)
enter into any Contract (written or oral) or transaction (A) not in the ordinary course of business, (B) involving consideration in excess of $10,000 or (C) for the sale, acquisition or lease of any assets or business, including without limitation directly or indirectly sell, lease, mortgage or otherwise Encumber any of its properties or assets;

(h)	modify the terms of, terminate or fail in any respect to comply with the terms of any Contract, or enter into or amend any employment, consulting, severance or similar Contract;

(i)	grant or agree to grant any employee or agent of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation or other compensation or benefit;

(j)	fail to promptly advise the Buyer in writing of any condition or event which may have a material adverse effect on the Company or the business; or

(k)	agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

9.           Exclusivity.                                Through the earlier of the Closing or the date of termination of this Agreement, none of the Seller or the Company shall, directly or indirectly, through any director, officer, employee, agent, representative or otherwise (and each of said parties shall use reasonable efforts to insure such Persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to (x) any business combination with respect to the Company or its assets or business; or (y) the sale of any of the assets and/or capital stock of the Company (an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other Person any information with respect to the Company or the assets or business of the Company for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing.  The Company and/or the Seller shall promptly notify the Buyer of any proposal or inquiry made to it or any of its directors, officers, employees, agents, representatives, or otherwise with respect to any of the foregoing.

10.           Amending Schedules.  From time to time prior to the Closing, the parties shall promptly provide, supplement and/or amend the Schedules hereto with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth on the Schedules to this Agreement.  Such supplement or amendment shall have the effect of curing any related misrepresentation or breach of warranty made in connection with the transactions contemplated by this Agreement; provided, however, that if such misrepresentation or breach is material, each party shall have a commercially reasonable period of time following receipt of any supplemented or amended Schedules to elect (i) to terminate this Agreement without any further liability to the parties or (ii) in such non-amending party’s sole discretion, to waive such breach and consummate the transactions contemplated by this Agreement.

11.           Remedies.                                 In addition to any and all other remedies available at law or equity, and in addition to the rights of Buyer set forth below in Section 15, in the event the Seller or the Company shall breach or threaten to breach any of the provisions of this Agreement, each of the Seller and the Company agree and acknowledge that damages would be difficult to ascertain, the Buyer and its affiliates will suffer immediate, irreparable harm, and the Buyer and its affiliates shall be entitled, in addition to any and all other remedies, to an injunction issued by a court of competent jurisdiction restraining the aforesaid violations of the Company and/or the Seller, without the necessity of posting a bond. Nothing contained herein is intended to limit in any way any of the rights or remedies of any party to this Agreement in respect of any breach or threatened breach of this or any other provision of this Agreement.  The Seller and the Company acknowledge and agree that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, said party shall not use as a defense thereto that there is an adequate remedy at law. Furthermore, the Buyer shall be entitled to a right of specific performance upon a breach of this Agreement by the Company and/or the Seller.

12.           Conditions to Seller’s and Company’s Obligation to Close.  All obligations of the Company and the Seller to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)           All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date).

(b)           Buyer shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)           Buyer shall have delivered to the Seller the STIV Shares.

(d)           The Seller shall have completed to its reasonable satisfaction its business and legal due diligence investigation of Buyer.

(e)           Buyer shall have completed its private placement and raised no less than $100,000.00 in gross proceeds.

(f)           Buyer, with the assistance of the Company, shall have prepared the Current Report on Form 8-K required as a result on the consummation of the transactions contemplated hereby.

13.           Conditions to Buyer’s Obligations to Close.  All obligations of Buyer to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)           All representations and warranties of the Company and Seller contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date).

(b)           The Company and Seller shall have performed in all respects each obligation and agreement to be performed by it, and shall have complied in all respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing.

 (c)           The Seller and the Company shall have delivered to Buyer the items to be delivered pursuant to Section 1(c)(iii)(b).

(d)           The Seller and the Company shall have delivered to Buyer financial statements and other information required under the rules of the SEC for purposes of inclusion in Parent’s filing of a Current Report on Form 8-K disclosing the consummation of the transactions contemplated by this Agreement.

(e)           Buyer shall have completed to its reasonable satisfaction its business and legal due diligence investigation of the Company, its property, business and subsidiaries, shall not have discovered any facts, circumstances, liabilities or conditions that, in Buyer’s sole and absolute discretion, may adversely affect the value or prospects of the Company or that may expose the Company to any liability not heretofore fully disclosed to Buyer.

14.           Termination.

(a)           This Agreement may be terminated at any time prior to the Closing under the following circumstances:

(i)           by mutual written consent of Buyer and Seller;

(ii)           by Buyer or Seller if the Closing shall not have been consummated on or before March 31, 2010;

(iii)           by Company or Seller, if the Buyer has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Company to the Buyer;

(iv)           by Buyer, if the Company or Seller has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Buyer to the Company or Seller; or

(v)           by any party, if there shall be in effect a final, non-appealable order of a Governmental Authority permanently prohibiting the consummation of the transactions contemplated hereby.

(b)           Written notice of any termination pursuant to this Section shall be given by the party electing termination of this Agreement to the other parties, and such notice shall state the reason for termination.Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others other than as set forth herein.

15.           Expenses.  The parties shall each bear their own respective expenses incurred in connection with this Agreement and the transactions contemplated herein, provided, however, that notwithstanding anything contained herein to the contrary, if the Company or Seller breaches this Agreement or is unable to cure in a reasonable amount of time and such breach prevents the occurrence of the Closing, or if the Company or Seller decides not to close the consummation of the transactions contemplated herein, (i) all funds funded by Buyer to the Company shall be reimbursed immediately; and (ii) any leases executed by Buyer after the date hereof shall be assumed by the Company.

16.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws.

(b)           If any covenant or agreement contained herein, or any part hereof, is held to be invalid, illegal or unenforceable for any reason, such provision will be deemed modified to the extent necessary to be valid, legal and enforceable and to give effect of the intent of the parties hereto.

(c)           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof or thereof.  There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or in the other agreements referenced herein.

(d)           This Agreement may not be amended or modified except by the express written consent of the parties hereto.  Any waiver by the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision.

(e)           This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assignees and heirs and legal representatives.

(f)           The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

(g)           The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement, and that each was represented by counsel of its own choosing or had the opportunity to be represented by counsel of its own choosing.

(h)           The parties hereto agree to execute and deliver such further documents and instruments and to do such other acts and things any of them, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement.

(i)           This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Omitted; Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized officer or representative as of the date first above written.

SELLER:

/s/ James Dovico
Name:  James Dovico
Address:

/s/ Douglas Carter
Name:  Douglas Carter
Address:

BUYER:

STARINVEST GROUP, INC.

Name:     /s/ Robert H. Cole
Title:       Chief Executive Officer
Address:  3300 North A Street, Suite 2-210, Midland, TX 79705